UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 24, 2016

WESTERN GAS PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-34046	26-1075808
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive offices)
(832) 636-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Contribution Agreement

On February 24, 2016, Western Gas Partners, LP (the “Partnership”) entered into a Contribution Agreement (the “Contribution Agreement”) with APC Midstream Holdings, LLC and WGR Asset Holding Company LLC (the “Contributing Parties”), Western Gas Operating, LLC and WGR Operating, LP (together with the Partnership, the “Recipient Parties”), and for certain limited purposes, Anadarko Petroleum Corporation (“Anadarko”). All of the parties are subsidiaries or affiliates of Anadarko. Pursuant to the Contribution Agreement, the Partnership agreed to acquire a 100% interest in Springfield Pipeline LLC, which owns a 50.1% interest in a gathering system consisting of 548 miles of gas gathering lines (with a capacity of 795 MMcf/d) and 241 miles of oil gathering lines (with a capacity of 130 MBbls/d) which gathers Eagleford shale production in Dimmit, La Salle, Maverick and Webb counties in South Texas (the “Acquisition”). The consideration will consist of $712.5 million in cash and 1,253,761 common units representing limited partner interests in the Partnership (“Common Units”). The Partnership expects to fund the cash consideration through (i) $440 million in proceeds from the sale of Series A Convertible Preferred Units discussed below, (ii) $25 million in proceeds from the sale of the Partnership’s common units to Western Gas Equity Partners, LP (“WGP”) also discussed below, and (iii) $247.5 million in borrowings under its revolving credit facility. The closing of the Acquisition is subject to standard closing conditions and adjustments, including review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Partnership expects the Acquisition to close in the first quarter of 2016.

Pursuant to the Contribution Agreement, Anadarko has agreed to indemnify the Recipient Parties and their respective affiliates (other than any of the entities controlled by Anadarko), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with the Recipient Parties, the “Partnership Indemnified Parties”) against certain losses resulting from any breach of Anadarko’s and the Contributing Parties’ representations, warranties, covenants or agreements, and for certain other matters. The Partnership has agreed to indemnify Anadarko and the Contributing Parties, their respective affiliates (other than Partnership Indemnified Parties) and their respective security holders, officers, directors and employees against certain losses resulting from any breach of the Recipient Parties’ representations, warranties, covenants or agreements.

The foregoing description of Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Contribution Agreement, which is filed as Exhibit 2.1 to this Current Report and is incorporated herein by reference.

Common Unit Purchase Agreement

On February 24, 2016, the Partnership entered into a Common Unit Purchase Agreement (the “Common Unit Purchase Agreement”) with WGP to issue and sell (“Common Unit Issuance”) 835,841 Common Units for a cash purchase price of $29.91 per unit, resulting in proceeds of approximately $25 million.  The closing of the Common Unit Issuance is subject to customary closing conditions, including the closing of the Acquisition, which is expected to occur in the first quarter of 2016. The Common Unit Purchase Agreement contains customary representations, warranties and covenants of the Partnership and WGP.

The foregoing description of the Common Unit Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Common Unit Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Convertible Preferred Unit Purchase Agreement

On February 24, 2016, the Partnership entered into a Convertible Preferred Unit Purchase Agreement (the “Preferred Unit Purchase Agreement”) with certain affiliates of First Reserve Advisors, L.L.C. and Kayne Anderson Capital Advisors, L.P. (collectively, the “Purchasers”) to issue and sell in a private placement (the “Private Placement”) an aggregate of 14,030,611 Series A Convertible Preferred Units (the “Firm Units”) representing limited partner interests in the Partnership (“Preferred Units”) for a cash purchase price of $32.00 per Preferred Unit (the “Issue Price”), resulting in total gross proceeds of approximately $449,000,000.  The Partnership has also granted the Purchasers the option to purchase up to an additional 7,892,220 Preferred Units at the Issue Price on or before March 25, 2016. The closing of the Private Placement is subject to customary closing conditions, including the concurrent closing of the Acquisition. Net proceeds to the Partnership upon the closing of the Firm Units, after deduction of fees and expenses, including a 2.0% transaction fee paid to the Purchasers by the Partnership, are expected to be approximately $440,000,000.

The Preferred Unit Purchase Agreement contains customary representations, warranties and covenants of the Partnership and the Purchasers.  The Partnership, on the one hand, and the Purchasers, on the other hand, have agreed to indemnify each other and their respective investors, officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives against certain losses resulting from breaches of their respective representations, warranties and covenants, subject to certain negotiated limitations and survival periods set forth in the Preferred Unit Purchase Agreement.

Holders of the Preferred Units will receive a quarterly distribution in cash, subject to certain adjustments, equal to $0.68 per unit. No payment or distribution on any junior equity securities of the Partnership, including the Common Units, for any quarter are permitted prior to the payment in full of the quarterly distribution in respect of the Preferred Units to all holders thereof (including any outstanding arrearages).

Pursuant to the Preferred Unit Purchase Agreement, in connection with the closing of the Private Placement, (i) Western Gas Holdings, LLC, the general partner of the Partnership (the “General Partner”) will adopt a Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Second A&R LPA”) to, among other things, authorize and establish the terms of the Preferred Units; (ii) the Partnership will enter into a Registration Rights Agreement with the Purchasers, pursuant to which, among other things, the Partnership will give the Purchasers certain rights to require the Partnership to file and maintain a registration statement with respect to the resale of the Common Units that are issuable upon conversion of the Preferred Units; and (iii) the Partnership, the General Partner and WGP will enter into a Board Observation Agreement with the Purchasers, pursuant to which the Purchasers will have the right to collectively appoint one person to attend, but not vote at, meetings of the Board of Directors of the General Partner if the Partnership fails to pay 4 quarterly distributions on the Preferred Units, where two of such non-payments occur consecutively. Each such agreement will be executed in the form substantially attached as an exhibit to the Preferred Unit Purchase Agreement

The Purchasers may convert their Preferred Units to Common Units on a one-for-one basis, subject to customary anti-dilution adjustments, at any time after the second anniversary of the issuance date of the Firm Units (or prior to a liquidation), in whole or in part, so long as any partial conversion is not for less than $50,000,000 (calculated based on the closing price of Common Units on the trading day immediately prior to the notice of conversion) unless such conversion relates to all of a holder’s remaining Preferred Units.  The Partnership may convert the Preferred Units at any time (but not more often than once per quarter) after the third anniversary of the issuance date of the Firm Units, in whole or in part, if the closing price of the Common Units is greater than 150% of the Issue Price for 20 of the 30 preceding trading days, so long as any partial conversion is not for less than $100,000,000 (calculated based on the closing trading price of Common Units on the trading day immediately prior to the notice of conversion) unless such conversion relates to all of the then outstanding Preferred Units.  The Preferred Units will vote on an as-converted basis with the Common Units and will have certain other class voting rights with respect to any amendment to the Second A&R LPA that would adversely affect any rights, preferences or privileges of the Preferred Units.

In addition, upon certain events involving a change of control, each holder of Preferred Units may elect to (a) convert its Preferred Units to Common Units at the then applicable conversion rate, (b) if the Partnership is not the surviving entity (or if the Partnership is the surviving entity, but its Common Units will cease to be listed), require the Partnership to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security (or convert into Common Units based on a specified formula, if the Partnership is unable to cause such substantially equivalent securities to be issued), (c) if the Partnership is the surviving entity, continue to hold its Preferred Units or (d) require the Partnership to redeem its Preferred Units at a price per Preferred Unit equal to 101% of the Issue Price, plus accrued and unpaid distributions.

Prior to the first anniversary of the Closing, no Purchaser may transfer any Preferred Units, other than to such Purchaser’s affiliates, without the prior written consent of the Partnership. After the first anniversary of the Closing, the holders of Preferred Units may transfer such Preferred Units in an amount not less than $25,000,000 (unless such transfer relates to all of a holder’s remaining Preferred Units).  Prior to the second anniversary of the Closing, holders of Preferred Units and their affiliates are prohibited from directly or indirectly engaging in any short sales or other hedging transactions involving Common Units of the Partnership, common units representing limited partner interests in WGP or Preferred Units that are designed to, or that might reasonably be expected to, result in the transfer of any economic consequences of its Preferred Units.

The foregoing description of the Preferred Unit Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Preferred Unit Purchase Agreement, which is filed as Exhibit 10.2 to this Current Report and is incorporated herein by reference.

Relationships

The terms of the Acquisition and the Common Unit Issuance were unanimously approved by the Board of Directors of the General Partner and by the Board’s special committee. The special committee, a committee comprised of the independent members of the General Partner’s Board of Directors, retained independent legal and financial advisors to assist it in evaluating and negotiating these transactions.

The General Partner is indirectly controlled by Anadarko, through its control of WGP. As of February 24, 2016, WGP held 49,296,205 Partnership common units, representing a 34.5% limited partner interest in the Partnership, and, through its ownership of the General Partner, WGP indirectly held 2,583,068 general partner units, representing a 1.8% general partner interest in the Partnership, and 100% of the incentive distribution rights. As of February 24, 2016, other subsidiaries of Anadarko held 757,619 common units and 11,735,446 Class C units, representing an aggregate 8.7% limited partner interest in the Partnership.

Item 3.02 Unregistered Sale of Equity Securities.

The information regarding the issuance of Common Units in connection with the Contribution Agreement and the Common Unit Purchase Agreement, and the information regarding the issuance of Preferred Units in connection with the Preferred Unit Purchase Agreement, each as set forth in Item 1.01 of this Current Report, is incorporated by reference into this Item 3.02. The Common Units issued in connection with the Contribution Agreement and the Common Unit Purchase Agreement, and the Preferred Units issued in connection with the Preferred Unit Purchase Agreement, will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

2.1#
Contribution Agreement, dated as of February 24, 2016, by and among WGR Asset Holding Company, LLC, APC Midstream Holdings, LLC, Western Gas Partners, LP, Western Gas Operating, LLC, WGR Operating, LP and Anadarko Petroleum Corporation.

10.1	Common Unit Purchase Agreement, dated as of February 24, 2016, between Western Gas Partners, LP and Western Gas Equity Partners, LP.

10.2	Series A Preferred Unit Purchase Agreement, dated as of February 24, 2016, by and among Western Gas Partners, LP and the Purchasers party thereto.

#     Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTERN GAS PARTNERS, LP

		By:	Western Gas Holdings, LLC, its general partner

Dated:	March 1, 2016	By:	/s/ Philip H. Peacock
Philip H. Peacock Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

2.1#
Contribution Agreement, dated as of February 24, 2016, by and among WGR Asset Holding Company, LLC, APC Midstream Holdings, LLC, Western Gas Partners, LP, Western Gas Operating, LLC, WGR Operating, LP and Anadarko Petroleum Corporation.

10.1	Common Unit Purchase Agreement, dated as of February 24, 2016, between Western Gas Partners, LP and Western Gas Equity Partners, LP.

10.2	Series A Preferred Unit Purchase Agreement, dated as of February 24, 2016, by and among Western Gas Partners, LP and the Purchasers party thereto.

#     Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.